Exhibit 99.01


News                                              (Southern Company Logo)






Media Contact:    Marc Rice
                  404-506-5333 or 1-866-506-5333
                  media@southerncompany.com
                  www.southerncompany.com

Investor Relations Contact:
                  Glen Kundert
                  404-506-5135
                  gakunder2@southernco.com


                                                    April 28, 2004

                 Southern Company earnings rise in first quarter

ATLANTA - Southern Company today reported first quarter earnings of $331 million, or 45 cents a share. The solid performance was marked by continued customer growth, increased residential energy use and, primarily in Alabama, an ongoing rebound and expansion in demand for electricity in the industrial sector.

The earnings compared with $298 million, or 41 cents a share, in the first quarter of 2003.

With its business focused in the Southeast, one of the nation's fastest-growing regions, Southern Company is serving an increasing number of customers. Total customers increased by 71,000, or 1.7 percent, since March 2003.


Meanwhile, year-to-year electricity sales to industrial customers rose for the second consecutive quarter following an extended downturn. Renewed strength, especially in Alabama's steel and automobile sectors, contributed to a 5 percent increase in industrial energy use, compared with the first quarter a year ago.

"We were encouraged by the growth in our overall customer base and the economic trends reflected in the improved industrial sales. Most important, our people responded by reliably serving the increased demand for energy in the first quarter," said CEO Allen Franklin.

"Our commitment to successfully execute our strategy to deliver long-term shareholder value and customer satisfaction remains strong," Franklin added.

Revenues for the first quarter were $2.75 billion, compared with $2.55 billion in the first quarter of 2003, an increase of 8.1 percent.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 4.5 percent in the first quarter, compared with the same period in 2003. Residential electricity use increased 5.3 percent. Electricity use by commercial customers -- offices, stores and other non-manufacturing firms - increased 3.4 percent. Industrial energy use increased 5.0 percent.

Total sales of electricity to Southern Company's customers in the Southeast, including wholesale sales, increased 3.1 percent in the first quarter, compared with the first quarter last year.

In conjunction with this earnings announcement, Southern Company has posted on its Web site a package of detailed financial information on its first quarter performance. These materials are available at 7:30 a.m. EDT April 28 at www.southerncompany.com.

Southern Company's financial analyst call will be at 1 p.m. EDT April 28, at which time Franklin and Chief Financial Officer Tom Fanning will discuss earnings and earnings guidance as well as a general business update. Investors, media and the public may listen to a live Webcast of the call at www.southerncompany.com. A replay of the Webcast will be available at the site for 12 months.

With 4 million customers and nearly 39,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier super-regional energy company in the Southeast and a leading U.S. producer of electricity. Southern Company owns electric utilities in four states, a growing competitive generation company, an energy services business and a competitive retail natural gas business, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are 15 percent below the national average. Southern Company has been named three consecutive years No. 1 on Fortune magazine's "America's Most Admired Companies" list in the Electric and Gas Utility industry. Southern Company has been ranked the nation's top energy utility in the American Customer Satisfaction Index four years in a row, and in the latest survey tied for the highest score among all service industry companies. Southern Company has more than 500,000 shareholders, making its common stock one of the most widely held in the United States. Visit the Southern Company Web site at www.southerncompany.com.

Forward Looking Statements Note:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning continued customer growth and Southern Company's ability to achieve long-term success. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

 The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended Dec. 31, 2003, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, and also changes in environmental, tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings or inquiries, including the pending EPA civil actions against certain Southern Company subsidiaries and current IRS audits; the effects, extent and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; available sources and costs of fuels; ability to control costs; investment performance of Southern Company's employee benefit plans; advances in technology; state and federal rate regulations and pending and future rate cases and negotiations; effects of, and changes in, political, legal and economic conditions and developments in the United States, including the current state of the economy; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the direct or indirect effect on Southern Company's business resulting from the terrorist incidents on Sept. 11, 2001, or any similar incidents or responses to such incidents; financial market conditions and the results of financing efforts, including Southern Company's and its subsidiaries' credit ratings; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; weather and other natural phenomena; the direct and indirect effects on Southern Company's business resulting from the August 2003 power outage in the Northeast, or any similar incidents; and the effect of accounting pronouncements issued periodically by standard-setting bodies.


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